Exhibit 10.1

Execution Version

KELLY SERVICES, INC.

999 West Big Beaver Road

Troy, MI 48084

January 30, 2026

Hunt Equity Opportunities, LLC

601 N. Mesa Street, Suite 1900

El Paso, TX 79901

Ladies and Gentlemen:

This letter constitutes the agreement (the “Agreement”) by and between Kelly Services, Inc., a Delaware corporation (the “Company”), and Hunt Equity Opportunities, LLC, a Delaware limited liability company (“Hunt”), with respect to the matters set forth below. The Company and Hunt have agreed that it is in their mutual interests to enter into this Agreement. The parties hereto agree as follows:

1.

The parties acknowledge the existence of (i) that certain Share Purchase Agreement, dated as of January 9, 2026, by and between the Terence E. Adderley Revocable Trust K and Hunt (the “Purchase Agreement”) and (ii) that certain Stockholder Rights Plan, dated as of January 11, 2026, by the Company (the “Rights Plan”). Promptly following the execution of this Agreement, the Company shall take all actions within its power, including, but not limited to, adoption of appropriate resolutions of the board of directors of the Company (the “Board”), waivers, approvals, exemptions, redemptions, exchanges and/or amendments to the Rights Plan, to cause all outstanding Rights (as defined in the Rights Plan) to expire and cease to be exercisable pursuant to Section 7(a) of the Rights Plan by amending the Expiration Time (as defined in the Rights Plan) to be immediately prior to the closing of the transactions contemplated by the Purchase Agreement and ensure that the Rights Plan is inapplicable to, and shall not in any way be triggered by, (a) the consummation of the transactions contemplated by the Purchase Agreement and (b) any subsequent purchase of the Company’s equity securities by Hunt or any of its Affiliates made in accordance with this Agreement, such that, solely by virtue of any of the foregoing, Hunt (together with its Affiliates) shall not be deemed an “Acquiring Person,” no “Stock Acquisition Date” shall occur, and no “Distribution Time” shall arise under the Rights Plan.

The term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934.

2.

From the date of this Agreement through the date that is the one-year anniversary date of the closing of the transactions contemplated by the Purchase Agreement (the “Closing”), Hunt shall not, and shall cause its Affiliates and Associates and direct their respective representatives acting on their behalf not to, directly or indirectly, publicly or privately, initiate, solicit, propose, encourage, effect, or consummate any going private transaction without the prior written invitation of a majority of the disinterested directors or a committee of the Board consisting of at least two (2) disinterested directors (a “Company Special Committee”), unless such transaction has been proposed by an unaffiliated third party without any solicitation or invitation by Hunt, any of its Affiliates, Associates or any of their respective representatives.

The term “Associate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934.

The term “DGCL 144” shall mean Section 144 of General Corporation Law of the State of Delaware (the “DGCL”) as in effect on the day immediately preceding the date hereof, regardless of whether such statute has been repealed, rescinded or otherwise amended on or after the date hereof.

The term “disinterested director” shall have the meaning set forth in DGCL 144.

The term “going private transaction” shall have the meaning set forth in DGCL 144.

3.

From the date of this Agreement through the date that is the three-year anniversary date of the Closing, Hunt shall not, and shall cause its Affiliates not to, directly or indirectly, engage in or effect any “controlling stockholder transaction” (as defined in DGCL 144) unless:

a.

in the case of a controlling stockholder transaction other than a going private transaction, such controlling stockholder transaction is approved in the manner described in either subsection (b)(1) or subsection (b)(2) of DGCL 144, provided, however, that, solely for purposes of this Agreement, references in DGCL 144 to “disinterested stockholders” shall be deemed to refer to the holders of shares of Class A common stock, par value $1.00 per share, of the Company (“Class A Common Stock”) and holders of shares of Class B common stock, par value $1.00 per share (“Class B Common Stock”), voting together as a single class, with each holder thereof entitled to one vote per share, other than stockholders that have a material interest in the act or transaction at issue or have a material relationship with Hunt and its Affiliates or any other person that has a material interest in the act or transaction; or

b.

in the case of a controlling stockholder transaction constituting a going private transaction, such controlling stockholder transaction is approved in the manner described in subsection (c)(1) of DGCL 144, provided, however, that, solely for purposes of this Agreement, references in DGCL 144 to “disinterested stockholders” shall be deemed to refer to the holders of shares of Class A Common Stock and holders of shares of Class B Common Stock, voting together as a single class, with each holder thereof entitled to one vote per share, other than stockholders that have a material interest in the act or transaction at issue or have a material relationship with Hunt and its Affiliates or any other person that has a material interest in the act or transaction.

Nothing in this Section 3 shall be deemed or construed to confer or otherwise grant to holders of shares of Class A Common Stock any right to vote on any matter, except to the extent such voting right is expressly required by applicable law or available pursuant to subparagraphs (a) and (b) above.

The term “material interest” shall have the meaning set forth in DGCL 144.

The term “material relationship” shall have the meaning set forth in DGCL 144.

4.

Effective as of and conditioned upon the Closing, and subject to the Company and Hunt entering into a confidentiality agreement in the form attached hereto as Annex A (the “Confidentiality Agreement”), the Board shall take all actions necessary or appropriate within its power (subject to the exercise of its fiduciary duties under applicable law) to (A) appoint four (4) individuals designated in writing by Hunt (the “Hunt Designees”) to the Board with a term expiring at the 2026 annual meeting of stockholders of the Company (including any adjournment or postponement thereof, the “2026 Annual Meeting”) and to ensure that, immediately following the Closing, (i) the Board consists of (I) the Hunt Designees, (II) Christopher Layden, the Chief Executive Officer of the Company, who shall continue in his role as a member of the Board, and (III) three (3) directors serving on the Board as of the date of this Agreement (the “Kelly Directors”) that shall meet the independence and financial literacy requirements set forth in the Nasdaq Global Market listing standards, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations of the SEC, both with respect to the Company and its subsidiaries as well as with respect to Hunt (treating Hunt as if it were the Company for purposes of applying such criteria to determine independence from Hunt), at least one (1) of whom shall be an “audit committee financial expert” as defined under SEC Regulation S-K, and all of whom shall continue in their roles as members of the Board, (ii) James Christopher Hunt be appointed Chairman of the Board and (iii) the audit committee of the Board consists of the Kelly Directors and (B) subject to the exercise by the Board of its fiduciary duties under applicable law, recommend, support and solicit proxies for the election of the Hunt Designees at the 2026 Annual Meeting in the same manner as for the Company’s other nominees at the 2026 Annual Meeting. The parties acknowledge and agree that the foregoing appointments shall be made in compliance with applicable law, the Company’s organizational documents and applicable stock exchange rules, and that the

Company shall cooperate with and use reasonable best efforts to take all actions and make all filings necessary or advisable to effect such appointments in accordance therewith. No person shall be a Hunt Designee without first (i) having satisfactorily completed customary director vetting and background screening procedures that are consistent with the Board’s current practice, (ii) being reasonably acceptable to the Corporate Governance and Nominating Committee of the Board (the “Corporate Governance and Nominating Committee”) (such acceptance or recommendation not to be unreasonably withheld, conditioned or delayed), provided that in no event will the phrase “reasonably acceptable” or the parenthetical set forth in this clause (ii) be construed to limit the directors’ obligations to exercise their fiduciary duties under applicable law, and (iii) having completed onboarding procedures consistent with the Board’s current practice.

The Company represents and warrants as of the date of this Agreement that it has not nominated any person for election to the Board at the 2026 Annual Meeting, and the Company further covenants and agrees that, from and after the date hereof and through the date of the Closing, it will not nominate any person for election to the Board at the 2026 Annual Meeting. Furthermore, the Company represents and warrants that it has taken all actions necessary or appropriate to effect the resignations of the members of the Board listed on Schedule I, and that each such individual has tendered an irrevocable resignation from their position as a member of the Board effective as of immediately prior to the Closing.

The Company represents and warrants that a majority of the Board has approved and authorized this Agreement and the transactions contemplated hereby, including the transactions contemplated by the Purchase Agreement and the appointment of the Hunt Designees to the Board as set forth in this Section 4. The Company represents and warrants as of the date of this Agreement that the Board has not adopted a resolution to deem the Closing a “Change in Control” under the Company’s 2017 or 2025 Equity Incentive Plans or Senior Executive Severance Plan (“Compensation Plans”), and the Company further covenants and agrees that, from and after the date hereof and through the date of the Closing, the Board will not adopt a resolution to deem the Closing a “Change in Control” under the Company’s Compensation Plans.

The Company covenants and agrees that, promptly following the date of this Agreement, the Board shall take all actions necessary or appropriate within its power (subject to the exercise of its fiduciary duties under applicable law) to, effective as of the Closing, (i) appoint James Christopher Hunt, James K. Hunt and Angela Brock-Kyle to the Corporate Governance and Nominating Committee and reconstitute the Corporate Governance and Nominating Committee such that the members of the Corporate Governance and Nominating Committee shall be James Christopher Hunt, James K. Hunt and Angela Brock-Kyle and (ii) appoint James Christopher Hunt and Edward Escudero to the Compensation and Talent Management Committee of the Board (the “Compensation Committee”) such that the members of the Compensation Committee shall be James Christopher Hunt, Edward Escudero and Robert S. Cubbin.

The Company covenants and agrees that, promptly following the date of this Agreement, the Board shall take all actions necessary or appropriate within its power (subject to the exercise of its fiduciary duties under applicable law) to adopt a corporate opportunities waiver in favor of Hunt and its affiliates (as defined in Section 203 of the DGCL), in the form attached hereto as Annex B, which waiver shall, to the fullest extent permitted by the DGCL, renounce any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any business opportunity that is from time to time presented to Hunt or any of its Affiliates or any of their respective officers, directors, members, principals, partners, employees, agents, stockholders or representatives (other than any such person who is also an officer or employee of the Company or any of its subsidiaries).

The Company further covenants and agrees that, subject to the exercise by the Board of its fiduciary duties under applicable law, the Company shall include in its proxy statement for the 2026 Annual Meeting a proposal recommending that the stockholders of the Company approve an amendment to the certificate of incorporation of the Company, as amended, in the form attached hereto as Annex C (the “Charter Amendment”), to (i) permit actions by written consent of the stockholders of the Company, (ii) permit the Chairman of the Board to call special meetings of the stockholders of the Company, (iii) permit a majority of the holders of the Class B Common Stock to call special meetings of the stockholders of the Company, and (iv) permit stockholders to fill vacancies or newly created directorships. The Board shall, subject to the exercise of its fiduciary duties under applicable law, recommend, support and solicit proxies in favor of the Charter Amendment in the same manner as the Company recommends, supports and solicits proxies for the election of its director nominees at the 2026 Annual Meeting.

The Company covenants and agrees that, promptly following the approval of the Charter Amendment by the stockholders of the Company, the Board shall take all actions necessary or appropriate within its power (subject to the exercise of its fiduciary duties under applicable law) to adopt amendments to the bylaws of the Company, as amended, to reflect and implement the Charter Amendment, including to establish procedures governing stockholder action by written consent consistent with the Charter Amendment.

Hunt represents and warrants that, to the best of Hunt’s knowledge, the director and officer questionnaires completed by the Hunt Designees are true, correct and complete, in all material respects, and do not contain any untrue statement of material fact or omit to state any material fact.

5.	Following the Closing, the Company and Hunt will enter into a registration rights agreement, in the form attached hereto as Annex D (the “Registration Rights Agreement”).

6.

From and after the Closing and until Hunt ceases to own a majority of the voting stock of the Company, Hunt shall be entitled to receive, and the Company shall provide, upon reasonable notice and subject to the Company and Hunt entering into the Confidentiality Agreement, the following:

a.

as soon as reasonably practicable, a trial balance as of (i) the Closing or (ii) a date of convenience as agreed upon with Hunt, and prepared in the ordinary course with the Company’s other monthly financial statements, to be delivered within 30 days of such date or at such time as agreed upon with Hunt, with agreement that the Company’s fiscal year 2025 audited financial statements and related footnotes and other disclosures may serve as an interim proxy;

b.

as soon as reasonably practicable, and in any event within 30 days after the end of each month, (i) an unaudited consolidated balance sheet of the Company, as of the end of each such monthly period and (ii) an unaudited consolidated statement of income of the Company, if any, for such period, in each case, prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), to the extent such monthly financial statements are produced in the ordinary course;

c.

as soon as reasonably practicable, and in any event within the later of 30 days or the applicable SEC reporting deadline after the end of each quarterly accounting period in each fiscal year of the Company, an unaudited consolidated balance sheet of the Company, as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company for such period, in each case, prepared in accordance with GAAP;

d.

as soon as reasonably practicable, and in any event within the later of 75 days or the applicable SEC reporting deadline after the end of each fiscal year of the Company, an audited consolidated balance sheet of the Company, as of the end of such fiscal year of the Company, and audited consolidated statements of income and cash flows of the Company, for such year, in each case, prepared in accordance with GAAP;

e.

as soon as reasonably practicable, and in any event within 20 days after the end of each month, or at such time as agreed upon with Hunt, a trial balance as of the end of each such monthly period and for the year-to-date;

f.	such other information as reasonably requested by Hunt in order to comply with any applicable tax reporting requirements and to produce consolidated financial reports on a monthly basis; and

g.

access to the Company’s chief financial officer (and any such personnel the CFO deems appropriate), upon reasonable notice, to discuss accounting, financial or tax matters as Hunt may reasonably request in connection with Hunt’s internal accounting, tax and consolidation processes.

Hunt agrees that the informational requirements set forth in subparagraphs (c) and (d) shall be deemed to have been satisfied by the timely filing of the Company’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K so long as such filings are made within the timelines set forth in subparagraphs (c) and (d), as applicable.

The Company covenants and agrees that it shall use reasonable best efforts to cooperate with Hunt in the preparation of a fair value valuation of the Company as of (i) the Closing or (ii) a date of convenience as agreed upon with Hunt, including by providing such information, documentation and access to personnel as may be reasonably requested by Hunt, in each case for purposes of Hunt’s purchase price accounting.

7.

Hunt represents and warrants that this Agreement (i) has been duly authorized, executed and delivered by it and is a valid and binding obligation of Hunt, enforceable against Hunt in accordance with its terms and (ii) does not and will not violate any law, any order of any court or other agency of government, or the organizational documents of Hunt.

8.

The Company hereby represents and warrants as of the date of this Agreement that this Agreement (i) has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, (ii) does not require the approval of the stockholders of the Company and (iii) does not and will not violate any law, any order of any court or other agency of government, the certificate of incorporation of the Company, as amended, or the bylaws of the Company, as amended.

9.

The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to any other remedies at law or in equity, the other party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, without posting a bond or other undertaking, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts (as defined below). In the event that any action shall be brought in equity to enforce the provisions of this Agreement, neither party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law or that any injunction, specific performance or other equitable relief is not an appropriate remedy for any reason.

10.

This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns (including any direct or indirect successor by purchase, merger, consolidation, operation of law or otherwise to all or substantially all of the business and/or assets of a party). From the date of this Agreement through the date that is the three-year anniversary date of the Closing, Hunt shall not (i) sell, transfer or otherwise dispose of any shares of capital stock or other equity interests of the Company or Hunt, or (ii) permit the sale or transfer or other disposition of limited liability company interests or other interests in Hunt (including contractual rights of control or similar interests), in each case, via a single transaction or series of related transactions, the result of which would be a Person or group other than an Affiliate of Hunt having a majority of the voting stock of the Company (directly or indirectly), without requiring such Person or group, as applicable, to expressly assume and agree to perform Sections 2, 3, 9 through 18, and 20 of this Agreement in the same manner and to the same extent that Hunt would be required to perform if no such transaction or series of related transactions had taken place. Hunt agrees not to, and shall cause its Affiliates not to, sell, transfer or otherwise convey any of the equity interests of the Company to an Affiliate of Hunt unless such Affiliate expressly assumes and agrees to perform this Agreement in the same manner and to the same extent that Hunt would be required to perform if no such sale, transfer or conveyance had taken place. Any assignment or transfer (in each case, whether direct or indirect by purchase, merger, consolidation, operation of law or otherwise) of this Agreement or any party’s rights, interests, or obligations hereunder without the prior written approval of both parties hereto shall be void. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party or parties hereto affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by either party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

The term “Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), exempted company, association, organization, entity or governmental authority.

Notwithstanding anything in this Agreement, nothing herein shall prohibit, restrict or otherwise limit Hunt or any of its Affiliates from pledging or granting a security interest in all or any portion of the equity securities of the Company held by Hunt or any of its Affiliates in connection with a bona fide financing transaction with a third-party institutional lender that (i) is not an Affiliate of Hunt or the Company, and (ii) is regularly engaged in the business of making loans in the ordinary course of its business. Furthermore, any foreclosure on such equity securities or other exercise of remedies by any such institutional lender shall be permitted and shall not violate any obligations hereunder.

11.

If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid, illegal or unenforceable. The parties further agree to negotiate in good faith to replace such invalid, illegal or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid, illegal or unenforceable provision.

12.

This Agreement, and any dispute arising out of, relating to or in connection with this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflict of laws that would require the application of the law of a different jurisdiction. Each party to this Agreement (a) irrevocably and unconditionally submits to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction, any state or federal court in the State of Delaware (the “Delaware Courts”)), (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Delaware Courts, (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the Delaware Courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 14 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

In the event of any dispute regarding or arising from this Agreement, the prevailing party shall be entitled to recover its reasonable and documented expenses, attorneys’ fees and costs incurred in connection with such dispute, including with respect to litigation, or in the enforcement or collection of any judgment or award rendered therein.

EACH OF THE PARTIES TO THIS AGREEMENT, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY, INTENTIONALLY, UNCONDITIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. NEITHER PARTY SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH OF THE PARTIES HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13.	This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

14.

Any notice or other communication required or permitted hereunder shall be in writing (email being sufficient) and shall be deemed given when delivered in person, on the date sent if sent by email, on the next business day following delivery to an overnight courier service if sent by overnight courier or on the day of attempted delivery by postal service if mailed by registered or certified mail, return receipt requested, postage paid, in each case properly addressed as follows:

If to the Company:

Kelly Services, Inc.

999 West Big Beaver Road

Troy, MI 48084

Attn: Vanessa Williams

Email: vanessa.williams@kellyservices.com

with a copy to (which shall not constitute notice):

Potter Anderson & Corroon LLP

1313 North Market Street, 6th Floor

Wilmington, DE 19801

Attn: Mark A. Morton, Michael A. Pittenger and Rebecca E. Salko

Email: mmorton@potteranderson.com; mpittenger@potteranderson.com;

rsalko@potteranderson.com

If to Hunt:

Hunt Equity Opportunities, LLC

601 N. Mesa Street, Suite 1900

El Paso, TX 79901

Attn: Paul Donnelly and Kara E. Harchuck

Email: paul.donnelly@huntcompanies.com;

kara.harchuck@huntcompanies.com

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attn: Ross A. Fieldston and Jeffrey D. Marell

Email: rfieldston@paulweiss.com; jmarell@paulweiss.com

Either party may by notice given in accordance with this Section 14 to the other party designate updated information for notices hereunder.

15.

Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against either party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against either party hereto that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

16.

This Agreement may be executed by the parties hereto in separate counterparts (including by .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

17.

This Agreement, together with the other documents and instruments referred to herein, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, related to the subject matter hereof.

18.

Notwithstanding anything to the contrary set forth in this Agreement, (a) the Company may take the following actions only with the prior approval of, and shall take any such action if directed to do so by, a majority of the disinterested directors (or a Company Special Committee): (i) amending, restating, modifying, altering or otherwise changing any provision of this Agreement; (ii) waiving any right under this Agreement; (iii) terminating this Agreement or seeking to exercise any of the remedies contemplated by Section 9 of this Agreement; (iv) taking any action under this Agreement that expressly requires the approval of a majority of the disinterested directors (or a Company Special Committee); (v) making any decision or determination, or taking any action under or with respect to this Agreement that would reasonably be expected to be, or is required to be, approved, authorized, ratified or adopted by the Board and (vi) agreeing to do any of the foregoing and (b) no decision or determination shall be made, or action taken, by the Board under or with respect to this Agreement without first obtaining the approval of a majority of the disinterested directors (or a Company Special Committee). Hunt and the Company agree that the disinterested directors (or a Company Special Committee) shall have the power to retain independent legal, financial and other advisors and that the Company shall provide adequate resources, as determined by the disinterested directors (or a Company Special Committee), to support their or its activities, including the compensation of such advisors.

19.	Hunt covenants and agrees that, immediately after the Closing, Hunt will notify the Company in writing that the Closing has occurred.

20.

Hunt acknowledges and agrees that, to the extent that Hunt remains subject to the Company’s Insider Trading Policy (the “Policy”) pursuant to the terms of the Confidentiality Agreement, it shall, and shall direct its Affiliates to, comply with the provisions of the Policy, including those applicable to “Restricted Persons,” and Section 16 Compliance Procedures. Hunt acknowledges that the Hunt Designees will be subject to the Policy as “Restricted Persons” and Section 16 Compliance Procedures in their capacity as directors.

[The remainder of this page is intentionally left blank.]

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to the Company a copy of this Agreement.

Very truly yours,

KELLY SERVICES, INC.

By:	/s/ Christopher D. Layden
Name:	Christopher D. Layden
Title:	Chief Executive Officer

Signature Page to Letter Agreement

Accepted and agreed to as of the date first written above:

HUNT EQUITY OPPORTUNITIES, LLC

By: HEO Finance, LLC, its Sole Member
By: Hunt ELP, Ltd., its Sole Member

By:	/s/ Ryan McCrory
Name: Ryan McCrory
Title: President

Signature Page to Letter Agreement

Schedule I

1.	Terrence B. Larkin

2.	Gerald S. Adolph

3.	George S. Corona

4.	InaMarie Felix Johnson

5.	Peter W. Quigley

Annex A

Confidentiality Agreement

[Attached.]

Annex B

Corporate Opportunities Waiver

[Attached.]

RESOLUTIONS OF THE BOARD OF DIRECTORS

OF

KELLY SERVICES, INC.

Corporate Opportunities Waiver

WHEREAS, pursuant to Section 122(17) of the General Corporation Law of the State of Delaware (“DGCL”), a Delaware corporation has the power to renounce, in its certificate of incorporation or by action of its board of directors, any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or one or more of its officers, directors or stockholders.

NOW THEREFORE, BE IT RESOLVED, that, in recognition and anticipation that (i) Hunt Equity Opportunities, LLC (“Hunt”) and its affiliates (as defined in Section 203 of the DGCL) and its or their respective officers, directors, principals, members, partners, employees, agents, stockholders or representatives (other than any such person who is also an officer or employee of Kelly Services, Inc., a Delaware corporation (the “Corporation”), or any of its subsidiaries) may (A) now or in the future serve and may continue to serve as directors, officers, employees, consultants and/or agents of, or invest in, one or more corporations, general or limited partnerships, limited liability companies, joint ventures, trusts, associations or other entities other than the Corporation or its subsidiaries and (B) now or in the future engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, (ii) such persons may also serve as directors, officers, employees, consultants and/or agents of the Corporation and (iii) the Corporation will derive substantial benefits from the service of such persons as directors, officers, employees, consultants and/or agents of the Corporation, the board of directors of the Corporation (the “Board”) hereby determines that it is advisable and in the best interests of the Corporation and its stockholders that the rights of the Corporation, and the duties of any such persons, be determined and delineated as provided in these resolutions in respect of any Potential Business Opportunities (as defined in the corporate opportunities waiver in the form attached hereto as Exhibit A (the “Corporate Opportunities Waiver”)); and

FURTHER RESOLVED, that, pursuant to Section 122(17) of the DGCL, the Board hereby authorizes, approves and adopts, in all respects, the Corporate Opportunities Waiver attached hereto as Exhibit A.

Exhibit A

Corporate Opportunities Waiver

It is recognized and anticipated that (a) Hunt Equity Opportunities, LLC (“Hunt”) and its affiliates and its or their respective officers, directors, principals, members, partners, employees, agents, stockholders or representatives (other than any such person who is also an officer or employee of Kelly Services, Inc., a Delaware corporation (the “Corporation”), or any of its subsidiaries, each such person, a “Covered Person”) may serve as directors, officers, employees, consultants and/or agents of, or invest in, one or more corporations, general or limited partnerships, limited liability companies, joint ventures, trusts, associations or other entities other than the Corporation or its subsidiaries (each, an “Other Entity”); (b) the Corporation, directly or indirectly, may engage in the same, similar or related lines of business as those engaged in by an Other Entity or its affiliates or associates or any Covered Person and other business activities that overlap with or compete with those in which an Other Entity or its affiliates or associates or any Covered Person may engage; (c) the Corporation may have an interest in the same areas of business opportunities as an Other Entity or its affiliates or associates or any Covered Person; (d) Covered Persons may also serve as directors, officers, employees, consultants and/or agents of the Corporation and may, directly or indirectly, engage in the same, similar or related lines of business as in which the Corporation directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage; (e) the Corporation will derive substantial benefits from the service of Covered Persons as directors, officers, employees, consultants and/or agents of the Corporation; and (f) it is advisable and in the best interests of the Corporation that the rights of the Corporation, and the duties of any Covered Persons, be determined and delineated as provided in this waiver in respect of any Potential Business Opportunities (as defined below).

If any Covered Person is presented or offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Corporation or any of its subsidiaries, in which the Corporation or any of its subsidiaries could, but for this waiver, have an interest or expectancy (any such actual or potential transaction, matter or business opportunity, a “Potential Business Opportunity”), (i) such Covered Person will, to the fullest extent permitted by law, have no fiduciary duty or other duty or obligation to communicate, offer or refer such Potential Business Opportunity to the Corporation or any of its subsidiaries or to give any notice to the Corporation or any of its subsidiaries regarding such Potential Business Opportunity (or any matter related thereto), and such Covered Person shall have no fiduciary duty or other duty or obligation to refrain from communicating, offering or referring such Potential Business Opportunity to an Other Entity or its affiliates or associates or from participating or investing in such Potential Business Opportunity, (ii) if such Covered Person communicates, offers or refers a Potential Business Opportunity to an Other Entity or its affiliates or associates or participates or invests in such Potential Business Opportunity, such Covered Person, to the fullest extent permitted by law, will not be liable to the Corporation, any of its subsidiaries or any of its stockholders for any failure to communicate, offer or refer such Potential Business Opportunity to the Corporation or its subsidiaries, or for any failure to give notice to or otherwise inform the Corporation or any of its subsidiaries regarding such Potential Business Opportunity or any matter related thereto, (iii) such Covered Person or an Other Entity and its affiliates and associates may engage or invest in, independently or with others, any such Potential Business Opportunity, (iv) neither the Corporation nor any of its subsidiaries shall have any right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom, and (v) the Corporation shall have no interest or expectancy, and hereby specifically renounces, on behalf of itself and its subsidiaries, any interest or expectancy in, or right to be offered an opportunity to participate in, any such Potential Business Opportunity, unless (for any of clauses (i) through (v)) any Covered Person acquires knowledge of such Potential Business Opportunity solely through or solely in connection with any Covered Person’s attendance at a meeting of the board of directors of the Corporation (or any committee or subcommittee thereof) or receipt of materials in connection with a meeting of the board of directors of the Corporation (or any committee or subcommittee thereof) or the Corporation’s response to a request for information from Hunt or all of the following conditions are satisfied: (a) such Potential Business Opportunity is expressly presented or offered to a Covered Person in the person’s capacity as a stockholder or director of the Corporation and not in such person’s capacity as a director, officer, employee, partner, principal, member, manager, agent or representative of Hunt, any of its affiliates, or any Other Entity, (b) such Potential Business Opportunity relates to the Corporation’s staffing and consulting services, including direct placement, recruitment, recruitment process outsourcing, temporary staffing services, management services provider, vendor on-site, business process outsourcing and vendor management or any combination of the above in the following business units of the Corporation: (1) enterprise talent management, (2) science, engineering and technology, and (3) education, and is one that the Corporation or any of its subsidiaries is legally and contractually permitted to undertake, and (c) the Covered Person reasonably believes that the Corporation possesses, or would reasonably be expected to be able to possess, the resources necessary to exploit such Potential Business Opportunity. Notwithstanding the foregoing, a business opportunity shall not be deemed to be a Potential Business Opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy, in each case as determined by the Board.

For purposes of this waiver, the following terms shall have the meanings set forth below:

“affiliate” shall have the meaning set forth in Section 203 of the General Corporation Law of the State of Delaware.

“associate” shall have the meaning set forth in Section 203 of the General Corporation Law of the State of Delaware.

“person” means any natural person, corporation, limited liability company, general or limited partnership, joint venture, trust, association, or other entity.

“subsidiary,” when used with respect to any person, means any other person of which (x) in the case of a corporation, (1) at least 50% of the equity or (2) securities representing at least 50% of the outstanding voting power of such other person are owned or controlled, directly or indirectly, by such first person, by any one or more of its subsidiaries, or by such first person and one or more of its subsidiaries or (y) in the case of any person other than a corporation, such first person, one or more of its subsidiaries, or such first person and one or more of its subsidiaries (1) owns at least 50% of the equity interests thereof or (2) has the power to elect or direct the election of at least 50% of the members of the governing body thereof or otherwise has control over such organization or entity.

Annex C

Charter Amendment

[Attached.]

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

KELLY SERVICES, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

Kelly Services, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 14, 2024 (the “Certificate of Incorporation”).

2. The Certificate of Incorporation is hereby amended by amending and restating in its entirety Article FOURTH, Division B, Section (b) thereof to read as follows:

“Voting Rights. Except on matters where their vote is required by Delaware law, the holders of the Class A Common Stock shall not be entitled to vote on any matter coming before the stockholders. The holders of the Class B Common Stock shall be entitled to one vote per share held as of the applicable record date for each meeting of stockholders (and actions by consent in lieu of meetings).”

3. The Certificate of Incorporation is hereby amended by amending and restating in its entirety Article FIFTH thereof to read as follows:

“FIFTH: The business, property and affairs of this corporation shall be managed by a Board of Directors consisting of no fewer than five (5) and no more than eleven (11) members, the exact number to be determined from time to time by resolution of the Board of Directors. At each annual meeting of the stockholders of the corporation, all director nominees shall stand for election to terms expiring at the next succeeding annual meeting, with each director to hold office until his successor is duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. The Board of Directors may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by the bylaws of the corporation (the “Bylaws”) directed or required to be exercised or done by the stockholders.

Newly created directorships resulting from any increase in the authorized number of directors and vacancies in the Board of Directors from death, resignation, retirement, disqualification, removal from office or other reason, may be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director, or by the stockholders in any manner permitted by applicable law, and directors so chosen shall hold office for a term expiring at the next annual meeting of the stockholders of the corporation and until their successors are duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Any director, or the entire Board of Directors, may be removed at any time, with or without cause. The affirmative vote or consent of the holders of a majority of the voting power of all of the stock of this corporation entitled to vote in elections of directors shall be required to remove a director from office. The stockholders of the corporation are expressly prohibited from cumulating their votes in any election of directors of the corporation.”

4. The Certificate of Incorporation is hereby amended by amending and restating in its entirety Article SEVENTH thereof to read as follows:

“SEVENTH: Bylaws of the corporation may be adopted, amended or repealed by the affirmative vote of a majority of the total number of directors or by the affirmative vote or consent of the holders of a majority of the voting power of all of the stock of this corporation entitled to vote in elections of directors. The Bylaws may contain any provision for the regulation and management of the affairs of the corporation and the rights or powers of its stockholders, directors, officers, or employees not inconsistent with the laws of the State of Delaware or this certificate of incorporation.”

5. The Certificate of Incorporation is hereby amended by amending and restating in its entirety Article EIGHTH thereof to read as follows:

“EIGHTH: Any action required to be taken at any annual or special meeting of the stockholders of this corporation, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to this corporation in the manner required by the General Corporation Law of the State of Delaware.”

6. The Certificate of Incorporation is hereby amended by amending and restating in its entirety Article TENTH thereof to read as follows:

“TENTH: Special meetings of the stockholders may be called only by (i) holders of at least a majority of the voting power of the Class B Common Stock; (ii) the Board of Directors or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the Bylaws, include the power to call such meetings; or (iii) the chairperson of the Board of Directors.”

7. This amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

8. All other provisions of the Certificate of Incorporation shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Corporation, has executed this Certificate of Amendment on this [•] day of [•], 2026.

KELLY SERVICES, INC.

Name: Vanessa Peterson Williams
Title: EVP, General Counsel and Corporate Secretary

Annex D

Registration Rights Agreement

[Attached.]